EXHIBIT 99

FirstEnergy Corp.                                   For Release: May 8, 2002
76 South Main Street
Akron, OH  44308

News Media Contact:                                 Investor Contact:
Ralph J. DiNicola                                   Kurt Turosky
(330) 384-5939                                      (330) 384-5500



                       FIRSTENERGY ANNOUNCES COMPLETION OF
                       AVON ENERGY PARTNERS SALE TO AQUILA

         AKRON, OH - FirstEnergy Corp. (NYSE: FE) announced today that it has completed the sale of a 79.9 percent interest in its Avon Energy Partners Holdings subsidiary to Kansas City, Missouri-based Aquila, Inc. (NYSE: ILA), formerly UtiliCorp United, for approximately $264 million. As a result of this transaction, Avon's debt of approximately $1.7 billion, which is non-recourse to FirstEnergy, will no longer be included on FirstEnergy's consolidated balance sheet. Aquila and FirstEnergy together will own all of the outstanding shares of Avon Energy Partners Holdings through a jointly owned subsidiary, with each company having a 50-percent voting interest.

         United Kingdom-based Avon Energy Partners, which was acquired by FirstEnergy through its merger with the former GPU, Inc., is the holding company of Midlands Electricity plc, an electric distribution company, and power plants in the United Kingdom, Turkey and Pakistan.

         "Completion of this transaction is an important part of our strategy to focus on the platform created by our seven electric utility operating companies in the northeastern U.S.," said FirstEnergy Chief Executive Officer H. Peter Burg. "In addition, the sale will increase our financial flexibility and represents a significant step toward meeting our goal of reducing debt by nearly $4 billion by the end of this year."
                                     (more)

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; energy management and other energy-related services.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


                                    (050802)